Exhibit 10.2

EXCHANGE AND MUTUAL GENERAL RELEASE AGREEMENT

          This Exchange and Mutual General Release Agreement (the "Agreement") is made by and between Naturewell, Incorporated, a Nevada corporation ("Creditor" or "NWNV"), and NatureWell, Incorporated, a Delaware corporation ("Debtor") with reference to the following facts:

RECITALS

A.	Debtor desires to restructure its existing debt and capital structure (the "Restructuring"); and
B.	Creditor desires to accept Debtor's Series G Preferred Stock as payment in full for amounts due to Creditor in order to facilitate the Restructuring (the "Exchange").

          NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good valuable consideration, which is hereby acknowledged by the parties, the parties hereby agree as follows:

1.

The Amount Due to Creditor. As of the date of this Agreement Debtor owes to Creditor $7,859.10, which represents all amounts due and payable to Creditor, for any reason, as of the date of this Agreement (the "Amount Due").

2.

Representations and Warranties. Creditor represents and warrants that: (i) as of the date of this Agreement, it has not, either in whole or in part, previously assigned or transferred, in any manner the Amount Due, or purported to have assigned or transferred in any manner, any Claim (as defined in Section 5 below) or right set forth in this Agreement and/or arising out of the Amount Due, (ii) the Amount Due represents all monies, services and/or any other form of consideration owed to Creditor by Debtor as of the date of this Agreement, (iii) Creditor is an "accredited investor" (or a corporation or entity not formed for the purpose of investing in Debtor) as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, and (iv) Debtor has made available to Creditor the opportunity to (A) ask questions of and receive answers from Debtor concerning Debtor and the activities of Debtor, including but not limited to the Restructuring, and (B) otherwise obtain any additional information, to the extent that Debtor possesses such information and can lawfully provide such to Creditor or could acquire it without unreasonable effort or expense.

3.

The Exchange. The parties agree that Debtor shall issue to NWNV 15,720 shares of Series G Preferred Stock in exchange for the full and final payment of the Amount Due. Debtor agrees that it shall promptly deliver to NWNV the Series G Preferred Stock certificate(s), provided however, any delay in making such delivery of certificates shall not affect the finality of the Exchange or the extinguishment of the Amount Due as of the date of this Agreement.

4.

Debtor Covenants. If for any reason Debtor fails to deliver the Series G Preferred Stock certificates within a reasonable period of time as required by this Agreement, NWNV may seek injunctive relief in any court of competent jurisdiction, and Debtor hereby waives any and all defenses to such action. Further, if NWNV is required to take such action, Debtor shall reimburse NWNV for reasonable costs and expenses associated with such action, including, but not limited to, attorney fees.

5.

Release. Both including and in addition to the extinguishment of the Amount Due as set forth in Section 3, and in consideration of the mutual covenants and agreements set forth herein, and except with respect to obligations arising under this Agreement, the parties, on their own behalf and on behalf of their respective predecessors, current or former successors-in-interest, assigns, transferees, affiliates, representatives, partners, shareholders, officers, directors, employees and agents (collectively "Affiliated Parties"), hereby fully and forever release, remise and discharge each other and each of their Affiliated Parties, and each of them of and from any and all liabilities, claims, demands, actions, causes of action, rights, obligations, compensation, expenses, contracts, agreements and debts, whether or not direct or indirect, contingent, accrued, inchoate, liquidated or unliquidated, foreseen, or unforeseen, matured or unmatured, or known or unknown (collectively "Claims") which the parties and the Affiliated Parties has or may have against the others and their Affiliated Parties from the beginning of time up to the date that this Release becomes effective.

6.

Attorneys' Fees. In the event any dispute arises under this Agreement or the documents or instruments executed and delivered in connection with this Agreement, and the parties hereto resort to litigation to resolve such dispute, the prevailing party in any such litigation, in addition to all other remedies at law or in equity, shall be entitled to an award of costs and fees from the other party, which costs and fees shall include, without limitation, reasonable attorneys' fees and legal costs.

7.

Choice of Law; Venue. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of California and the federal law of the United States without reference to principles of conflicts of law. The parties agree that, in the event of any dispute arising out of this Agreement or the transactions contemplated thereby, venue for such dispute shall be in the state or federal courts located in either San Diego or Los Angeles, California (the party initiating the action may choose either venue), and that each party hereto waives any objection to such venue based on forum non conveniens.

8.

Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, such provision(s) shall (i) be modified to the minimum extent necessary to render it valid and enforceable, or (ii) if it cannot be so modified, be deemed not to be a part of this Agreement and shall not affect the validity or enforceability of the remaining provisions.

9.

Further Assurances. Each party shall perform or cause to be performed any further acts and execute and deliver any documents that may be reasonably necessary or advisable to carry out the provisions of this Agreement.

10.

Entire Agreement. This Agreement fully and completely expresses the entire agreement between the parties hereto with respect to the subject matter hereof. There are no writings, conversations, representations, warranties, or agreements, which the parties intend to be a part hereof except as expressly set forth in this Agreement or to be set forth in the instruments or other documents delivered or to be delivered hereunder. This Agreement represents the entire agreement between the parties hereto and supersedes any and all previous written or oral agreements or discussions between the parties and any other person or legal entity concerning the transactions contemplated herein.

11.

Counterparts/Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which when so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. In lieu of the original, a facsimile transmission or copy of the original shall be as effective and enforceable as the original.

IN WITNESS WHEREOF, the parties hereto have executed this Settlement Agreement and Mutual General Release made effective as of the latest day and year set forth below.

DEBTOR: NatureWell, Incorporated a Delaware Corporation

By /s/ James R. Arabia James R. Arabia, CEO	Dated 03/08/2013

CREDITOR: NatureWell, Incorporated a Nevada Corproation

By: /s/ Tina L. Cross Tina L. Cross Secretary and Director	Dated 03/08/2013